Exhibit 10.11

Fourth Amendment
to the
First Interstate BancSystem, Inc.
2006 Equity Compensation Plan

This Amendment (the “Amendment”) by First Interstate BancSystem, Inc., a Montana corporation (the “Company”), to its 2006 Equity Compensation Plan (the “2006 Plan”) is entered into by the Company as of March 27, 2013.

Whereas, the Company previously adopted the 2006 Plan pursuant to which the Company may grant equity awards to its directors, officers and other employees in an effort to attract, retain and motivate individuals who are expected to make important contributions to the Company. The 2006 Plan was amended effective March 19, 2010, September 23, 2010, and March 29, 2013.

Whereas, the Compensation Committee of the Board of Directors of the Company (the “Board”) has recommended, and the Board has determined that it is in the best interests of the Company and its shareholders to amend the 2006 Plan in accordance with the provisions thereof.

Now, therefore, based on the foregoing recitals, the Company hereby agrees as follows:

1.    Exhibit A to the 2006 Plan is titled “Terms and Conditions of FIBS 2006 Stock Option Benefit.” Section 7.2 of Exhibit A, titled “Director Participants”, is amended to read in its entirety as follows:

If a Director Participant's status as a director of FIBS terminates by reason of death, resignation, or removal, all Options granted after March 27, 2013 and held by such Participant may be exercised upon (a) the earlier of three (3) years after the date of the Participant's death or the date of the resignation or removal of the Participant as a director of FIBS, as applicable, or (b) the stated termination date of the Option. For Options granted on or prior to March 27, 2013, all Options held when a Director Participant's status as a director of FIBS terminates by reason of death, resignation, or removal, must be exercised within one hundred eighty (180) days after the date of the Participant's death or the date of the resignation or removal of the Participant as a director of FIBS, as applicable, regardless of whether the Options would otherwise expire prior to the end of the 180-day period and regardless of whether the Options are not otherwise exercisable within that 180-day period. Any Options of the Participant which are not exercised within the periods stated in the preceding sentences shall expire and terminate.

2.    Except as modified in this Amendment, all other terms of the 2006 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first above written.

COMPANY:

First Interstate BancSystem, Inc.,
a Montana corporation

By: /s/ TERRILL R. MOORE
Terrill R. Moore
Executive Vice President &
Chief Financial Officer